U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

PAINE, III                         W.                    DEXTER
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   (Last)                           (First)             (Middle)

950 TOWER LANE                     SUITE 1150
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                                    (Street)

FOSTER CITY                        CA                  94404-2131
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

ALASKA COMMUNICATION SYSTEMS GROUP, INC. ("ALSK")

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

AUGUST 2000

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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Common Stock, $.01 par                  8/9/00        P            5,000        A       8.9375                   I      by Bucks
                                                                                                                        Capital LLC
                                                                                                                        (1)
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Common Stock, $.01 par                  8/9/00        P            4,000        A       9.0000                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/9/00        P            1,000        A       8.8750                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/10/00       P           10,000        A       9.1250                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/10/00       P            3,500        A       8.8750                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/10/00       P            3,500        A       8.9375                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/10/00       P            3,000        A       8.9375                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/14/00       P            5,000        A       8.8750                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/16/00       P            3,500        A       8.8750                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/16/00       P            1,500        A       8.8125                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/18/00       P            5,000        A       8.7500                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/21/00       P            3,000        A       8.1875                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/21/00       P            2,000        A       8.1875                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/21/00       P            2,000        A       8.1875                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/21/00       P            2,000        A       8.2500                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/21/00       P            1,000        A       8.1250                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/22/00       P            5,000        A       8.1250                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/22/00       P            3,000        A       8.1250                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/22/00       P            2,000        A       8.0625                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/23/00       P            2,500        A       8.1875                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/23/00       P            2,500        A       8.1875                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/24/00       P            2,500        A       8.1250                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/24/00       P            2,500        A       8.1850                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/25/00       P            5,000        A       8.0625                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/28/00       P            5,000        A       7.8750                   I      by Bucks
                                                                                                                        Capital LLC
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Common Stock, $.01 par                  8/31/00       P            5,000        A       8.0000         90,000(2) I      by Bucks
                                                                                                                        Capital LLC
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:

*Note 1: The reporting person is a member of Bucks Capital, LLC ("Bucks"). Bucks is the direct owner of the 95,000 shares of Common Stock, par value .01 per share ("Common Stock"), of Alaska Communications Systems Group, Inc. (the "Issuer") reported on this form (the "Bucks Shares"). The reporting person disclaims beneficial ownership of the Bucks Shares reported herein, except to the extent of his pecuniary interest therein.

*Note 2: The reporting person is a member of Fox Paine Capital, LLC ("Capital LLC") and Fox Paine & Company, LLC ("Company LLC"). Capital LLC is (i) the general partner of Fox Paine Capital Fund, L.P. and FPC Investors, L.P. (collectively, the "LPs") each of which is a direct owner of 16,251,658 and 241,144 shares of Common Stock and (ii) the managing member of ALEC Coinvestment Fund I, LLC, ALEC Coinvestment Fund II, LLC, ALEC Coinvestment Fund III, LLC, ALEC Coinvestment Fund IV, LLC, ALEC Coinvestment Fund V, LLC, and ALEC Coinvestment Fund VI, LLC (collectively, the "Funds"), which in the aggregate directly own 3,062,949 shares of common stock of the Issuer. Company LLC is the manager of the LPs as result Capital LLC and Company LLC may in the aggregate be deemed to own beneficial and indirectly 19,555,751 shares of Common Stock of the Issuer (the "Fox Paine Shares"). The reporting person disclaims beneficial ownership of the Fox Paine Shares reported herein, except to the extent of his pecuniary interest therein.





/s/ W. Dexter Paine, III                                        9/11/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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